Exhibit 99.1 (Filed herewith)

News Release

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Earnings of $351 Million for Fourth Quarter and $1.94 Billion for Full Year

•                  Weakness in global markets for farm and construction equipment leads to decline in sales and earnings for quarter and full year.

•                  All businesses remain solidly profitable, helped by sound execution and disciplined cost management.

•                  2016 forecast calls for sales decline of about 7% and earnings of approximately $1.4 billion.

MOLINE, Illinois (November 25, 2015) — Net income attributable to Deere & Company was $351.2 million, or $1.08 per share, for the fourth quarter ended October 31, compared with $649.2 million, or $1.83 per share, for the same period of 2014.  For fiscal 2015, net income attributable to Deere & Company was $1.940 billion, or $5.77 per share, compared with $3.162 billion, or $8.63 per share, last year.

Worldwide net sales and revenues decreased 25 percent, to $6.715 billion, for the fourth quarter and were down 20 percent, to $28.863 billion, for the full year. Net sales of the equipment operations were $5.932 billion for the quarter and $25.775 billion for the year, compared with $8.043 billion and $32.961 billion for the same periods in 2014.

“John Deere has completed a successful year in the face of further weakness in the global agricultural sector and a slowdown in construction-equipment markets,” said Samuel R. Allen, chairman and chief executive officer. “Sales and earnings for the year were the sixth-highest in company history, a notable achievement in light of the challenging market conditions we experienced. The company’s performance benefited from the adept execution of our business plans and disciplined cost management. As a result, Deere remains well-positioned to serve its customers while continuing to make investments in quality and innovation that are designed to drive growth in the future.”

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Summary of Operations

Net sales of the worldwide equipment operations declined 26 percent for the quarter and 22 percent for the full year compared with the same periods in 2014. Sales included price realization of 1 percent for the quarter and full year. Additionally, sales included an unfavorable currency-translation effect of 5 percent for the quarter and full year. Equipment net sales in the United States and Canada decreased 23 percent for the quarter and 18 percent for the full year. Outside the U.S. and Canada, net sales fell 31 percent for the quarter and were down 28 percent for the year, with unfavorable currency-translation effects of 11 percent and 10 percent for these periods.

Deere’s equipment operations reported operating profit of $335 million for the quarter and $2.177 billion for the full year, compared with $910 million and $4.297 billion in 2014. For both periods, the decline was due primarily to lower shipment volumes, the impact of a less favorable product mix, and the unfavorable effects of foreign-currency exchange. In the quarter, these factors were partially offset by lower production costs, lower selling administrative and general expenses, and price realization. The full-year reduction in operating profit was partially offset by price realization, lower selling, administrative and general expenses and lower production costs.

Net income of the company’s equipment operations was $200 million for the fourth quarter and $1.308 billion for the year, compared with $488 million and $2.548 billion in 2014. In addition to the operating factors mentioned above, a lower effective tax rate benefited both quarterly and annual results. The lower rate resulted mainly from a reduction of a valuation allowance recorded during the quarter due to a change in the expected realizable value of a deferred tax asset.

Financial services reported net income attributable to Deere & Company of $153.0 million for the quarter and $632.9 million for the year compared with $172.2 million and $624.5 million in 2014. Lower results for the quarter were primarily due to the unfavorable effects of foreign-currency exchange translation, and higher losses on residual values primarily for construction-equipment operating leases, partially offset by lower selling, administrative and general expenses. Results for the year improved due to growth in the average credit portfolio, the previously announced crop insurance sale and higher crop insurance margins experienced prior to divestiture, and lower selling, administrative and general expenses. These factors were partially offset by the unfavorable effects of foreign-currency exchange translation, less-favorable financing spreads, and higher losses on

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residual values primarily for construction-equipment operating leases. Full-year results in 2014 also benefited from a more favorable effective tax rate.

Company Outlook & Summary

Company equipment sales are projected to decrease about 7 percent for fiscal 2016 and to be down about 11 percent for the first quarter compared with year-ago periods.  Included in the forecast is a negative foreign-currency translation effect of about 2 percent for the full year and 4 percent for the first quarter. For fiscal 2016, net income attributable to Deere & Company is anticipated to be about $1.4 billion.

“Although our forecast calls for lower results in the year ahead, the outlook represents a level of performance that is considerably better than we have experienced in previous downturns,” Allen said. “This shows the continuing success of our efforts to establish a more durable business model and a wider range of revenue sources.”

Longer term, Allen reaffirmed his belief the future holds great promise for the company.  “John Deere remains in a strong position to carry out its growth plans and attract new customers throughout the world,” he said. “Thanks to the commitment of our employees, dealers and suppliers, our plans for helping meet the world’s increasing need for food, shelter and infrastructure are continuing to move ahead. These trends in our view remain quite compelling and have ample staying power.  All in all, we have confidence in the company’s present direction and firmly believe it is on track to deliver significant value to our customers and investors in the years to come.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 25 percent for the quarter and full year due largely to lower shipment volumes and the unfavorable effects of currency translation. These factors were partially offset by price realization.

Operating profit was $271 million for the quarter and $1.649 billion for the year, compared with $682 million and $3.649 billion in 2014. Lower results for both periods were driven primarily by the impact of lower shipment volumes, a less favorable product mix, and the unfavorable effects of foreign-currency exchange, partially offset by price realization, lower selling, administrative and general expenses, and lower production costs.

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Construction & Forestry. Construction and forestry sales decreased 32 percent for the quarter and 9 percent for the year. Sales for both periods were lower mainly as a result of lower shipment volumes and the unfavorable effects of currency translation. For the full year, these declines were partially offset by price realization.

Operating profit was $64 million for the quarter and $528 million for the year, compared with $228 million and $648 million in 2014. Operating profit decreased for the quarter mainly due to lower shipment volumes and the unfavorable effects of foreign-currency exchange, partially offset by lower selling, administrative and general expenses. Full-year results declined due to lower shipment volumes, the unfavorable effects of foreign exchange, and higher production costs, partially offset by price realization and lower selling, administrative and general expenses.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 8 percent for fiscal-year 2016, including a negative currency-translation effect of about 2 percent.

Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 15 to 20 percent for 2016.  The decline, which reflects the impact of low commodity prices and stagnant farm incomes, is expected to be most pronounced in the sale of higher-horsepower models.

Full-year 2016 industry sales in the EU28 are forecast to be flat to down 5 percent, with the decline attributable to low commodity prices and farm incomes, including further pressure on the dairy sector. In South America, industry sales of tractors and combines are projected to be down 10 to 15 percent mainly as a result of economic concerns in Brazil and uncertainty about government-sponsored financing. Asian sales are projected to be flat to down slightly, due in part to weakness in China.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2016, benefiting from general economic growth.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be down about 5 percent for 2016, including a negative currency-translation effect of about 1 percent.

The forecast decline in sales reflects the impact of weak conditions in the North American energy sector, especially in Canada, as well as lower sales outside the U.S. and

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Canada. In forestry, global sales are expected to be down 5 to 10 percent from last year’s strong levels, primarily as a result of lower sales in the U.S. and Canada.

Financial Services. Fiscal-year 2016 net income attributable to Deere & Company for the financial services operations is expected to be approximately $550 million. The outlook reflects less-favorable financing spreads and an increased provision for credit losses.  Additionally, 2015 results benefited from a gain on the sale of the crop insurance business.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $121.8 million for the fourth quarter and $498.2 million for the full-year 2015, compared with $154.2 million and $544.2 million for the respective periods last year. The decline for the quarter was primarily due to a decline in the average credit portfolio, higher losses on residual values primarily for construction-equipment operating leases, and less favorable financing spreads, partially offset by lower selling, administrative and general expenses.

The decline for the full year was primarily due to less favorable financing spreads, higher losses on residual values primarily for construction-equipment operating leases and the unfavorable effects of foreign-currency exchange translation, partially offset by growth in the average credit portfolio and lower selling, administrative and general expenses.  Full-year results for 2014 also benefited from a more favorable effective tax rate.

Net receivables and leases financed by JDCC were $32.592 billion and $32.984 billion at October 31, 2015 and 2014, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks

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and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets and industries in which the company operates, especially material changes in economic activity in these markets and industries; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought and drier than normal conditions in certain markets); the political and social stability of the global markets in which the

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company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof and the response thereto; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

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Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; and changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, to fund operations and costs associated with engaging in diversified funding activities, and to fund purchases of the company’s products.  If general economic conditions deteriorate or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit

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applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2015 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	October 31			October 31
			%			%
	2015	2014	Change	2015	2014	Change
Net sales and revenues:
Agriculture and turf	$4,656	$6,169	-25	$19,812	$26,380	-25
Construction and forestry	1,276	1,874	-32	5,963	6,581	-9
Total net sales	5,932	8,043	-26	25,775	32,961	-22
Financial services	654	762	-14	2,591	2,577	+1
Other revenues	129	160	-19	497	529	-6
Total net sales and revenues	$6,715	$8,965	-25	$28,863	$36,067	-20

Operating profit: *
Agriculture and turf	$271	$682	-60	$1,649	$3,649	-55
Construction and forestry	64	228	-72	528	648	-19
Financial services	226	261	-13	963	921	+5
Total operating profit	561	1,171	-52	3,140	5,218	-40
Reconciling items **	(105)	(105)		(360)	(429)	-16
Income taxes	(105)	(417)	-75	(840)	(1,627)	-48
Net income attributable to Deere & Company	$351	$649	-46	$1,940	$3,162	-39

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended October 31, 2015 and 2014

(In millions of dollars and shares except per share amounts) Unaudited

	2015	2014
Net Sales and Revenues
Net sales	$5,932.0	$8,042.8
Finance and interest income	614.5	633.1
Other income	168.9	288.8
Total	6,715.4	8,964.7

Costs and Expenses
Cost of sales	4,670.4	6,097.1
Research and development expenses	404.0	412.1
Selling, administrative and general expenses	719.1	851.3
Interest expense	162.9	172.5
Other operating expenses	302.0	355.2
Total	6,258.4	7,888.2

Income of Consolidated Group before Income Taxes	457.0	1,076.5
Provision for income taxes	104.5	416.9
Income of Consolidated Group	352.5	659.6
Equity in loss of unconsolidated affiliates	(.9)	(9.8)
Net Income	351.6	649.8
Less: Net income attributable to noncontrolling interests	.4	.6
Net Income Attributable to Deere & Company	$351.2	$649.2

Per Share Data
Basic	$1.09	$1.84
Diluted	$1.08	$1.83

Average Shares Outstanding
Basic	323.0	352.3
Diluted	324.6	354.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Years Ended October 31, 2015 and 2014
(In millions of dollars and shares except per share amounts) Unaudited

	2015	2014
Net Sales and Revenues
Net sales	$25,775.2	$32,960.6
Finance and interest income	2,381.1	2,282.1
Other income	706.5	824.2
Total	28,862.8	36,066.9

Costs and Expenses
Cost of sales	20,143.2	24,775.8
Research and development expenses	1,425.1	1,452.0
Selling, administrative and general expenses	2,873.3	3,284.4
Interest expense	680.0	664.0
Other operating expenses	961.1	1,093.3
Total	26,082.7	31,269.5

Income of Consolidated Group before Income Taxes	2,780.1	4,797.4
Provision for income taxes	840.1	1,626.5
Income of Consolidated Group	1,940.0	3,170.9
Equity in income (loss) of unconsolidated affiliates	.9	(7.6)
Net Income	1,940.9	3,163.3
Less: Net income attributable to noncontrolling interests	.9	1.6
Net Income Attributable to Deere & Company	$1,940.0	$3,161.7

Per Share Data
Basic	$5.81	$8.71
Diluted	$5.77	$8.63

Average Shares Outstanding
Basic	333.6	363.0
Diluted	336.0	366.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2015 and 2014

(In millions of dollars) Unaudited

	October 31	October 31
	2015	2014
Assets
Cash and cash equivalents	$4,162.2	$3,787.0
Marketable securities	437.4	1,215.1
Receivables from unconsolidated affiliates	33.3	30.2
Trade accounts and notes receivable - net	3,051.1	3,277.6
Financing receivables - net	24,809.0	27,422.2
Financing receivables securitized - net	4,834.6	4,602.3
Other receivables	991.2	1,500.3
Equipment on operating leases - net	4,970.4	4,015.5
Inventories	3,817.0	4,209.7
Property and equipment - net	5,181.5	5,577.8
Investments in unconsolidated affiliates	303.5	303.2
Goodwill	726.0	791.2
Other intangible assets - net	63.6	68.8
Retirement benefits	215.6	262.0
Deferred income taxes	2,767.3	2,776.6
Other assets	1,583.9	1,496.9
Total Assets	$57,947.6	$61,336.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,426.6	$8,019.2
Short-term securitization borrowings	4,590.0	4,558.5
Payables to unconsolidated affiliates	80.6	101.0
Accounts payable and accrued expenses	7,311.5	8,554.1
Deferred income taxes	160.8	160.9
Long-term borrowings	23,832.8	24,380.7
Retirement benefits and other liabilities	6,787.7	6,496.5
Total liabilities	51,190.0	52,270.9
Total Deere & Company stockholders’ equity	6,743.4	9,062.6
Noncontrolling interests	14.2	2.9
Total stockholders’ equity	6,757.6	9,065.5
Total Liabilities and Stockholders’ Equity	$57,947.6	$61,336.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended October 31, 2015 and 2014

(In millions of dollars) Unaudited

	2015	2014
Cash Flows from Operating Activities
Net income	$1,940.9	$3,163.3
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	55.4	38.1
Provision for depreciation and amortization	1,382.4	1,306.5
Impairment charges	34.8	95.9
Share-based compensation expense	66.1	78.5
Undistributed earnings of unconsolidated affiliates	(1.0)	9.3
Credit for deferred income taxes	(18.4)	(280.1)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	811.6	(749.0)
Insurance receivables	333.4	(149.9)
Inventories	(691.4)	(297.9)
Accounts payable and accrued expenses	(503.6)	(137.1)
Accrued income taxes payable/receivable	(137.6)	342.6
Retirement benefits	427.5	336.9
Other	40.2	(231.2)
Net cash provided by operating activities	3,740.3	3,525.9

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	14,919.7	15,319.1
Proceeds from maturities and sales of marketable securities	860.7	1,022.5
Proceeds from sales of equipment on operating leases	1,049.4	1,091.5
Proceeds from sales of businesses, net of cash sold	149.2	345.8
Cost of receivables acquired (excluding receivables related to sales)	(14,996.5)	(17,240.4)
Purchases of marketable securities	(154.9)	(614.6)
Purchases of property and equipment	(694.0)	(1,048.3)
Cost of equipment on operating leases acquired	(2,132.1)	(1,611.0)
Other	(60.2)	(145.6)
Net cash used for investing activities	(1,058.7)	(2,881.0)

Cash Flows from Financing Activities
Increase in total short-term borrowings	501.6	89.2
Proceeds from long-term borrowings	5,711.0	8,232.0
Payments of long-term borrowings	(4,863.2)	(5,209.1)
Proceeds from issuance of common stock	172.1	149.5
Repurchases of common stock	(2,770.7)	(2,731.1)
Dividends paid	(816.3)	(786.0)
Excess tax benefits from share-based compensation	18.5	30.8
Other	(72.1)	(63.6)
Net cash used for financing activities	(2,119.1)	(288.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(187.3)	(73.6)

Net Increase in Cash and Cash Equivalents	375.2	283.0
Cash and Cash Equivalents at Beginning of Year	3,787.0	3,504.0
Cash and Cash Equivalents at End of Year	$4,162.2	$3,787.0

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In March 2015, the Company closed the sale of all of the stock of its wholly-owned subsidiaries, John Deere Insurance Company and John Deere Risk Protection, Inc. (collectively the Crop Insurance operations) to Farmers Mutual Hail Insurance Company of Iowa. These operations were included in the Company’s financial services operating segment. At January 31, 2015, total assets of $381 million and liabilities of $267 million were classified as held for sale in the consolidated financial statements, which consisted of the following:

January 31, 2015
Cash and cash equivalents	$13
Marketable securities	79
Other receivables	265
Other intangible assets - net	4
Other assets	20
Total assets held for sale	$381

Account payable and accrued expenses, and Total liabilities held for sale	$267

The total amount of proceeds from the sale was approximately $154 million, including $5 million of cash and cash equivalents sold, with a gain recorded in other income of $42 million pretax and $40 million after-tax. The tax expense was partially offset by a change in a valuation allowance on a capital loss carryforward. The Company provided certain business services for a fee during a transition period.

(2)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2015	2014	2015	2014

Dividends declared	$.60	$.60	$2.40	$2.22
Dividends paid	$.60	$.60	$2.40	$2.13

(3)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended October 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$5,932.0	$8,042.8
Finance and interest income	18.2	26.5	$656.1	$679.8
Other income	151.7	175.0	57.5	141.7
Total	6,101.9	8,244.3	713.6	821.5

Costs and Expenses
Cost of sales	4,671.0	6,098.3
Research and development expenses	404.0	412.1
Selling, administrative and general expenses	599.6	718.2	120.5	134.9
Interest expense	64.8	72.9	109.0	117.9
Interest compensation to Financial Services	48.8	54.7
Other operating expenses	82.5	72.6	258.3	307.7
Total	5,870.7	7,428.8	487.8	560.5

Income of Consolidated Group before Income Taxes	231.2	815.5	225.8	261.0
Provision for income taxes	31.4	327.8	73.1	89.1
Income of Consolidated Group	199.8	487.7	152.7	171.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	153.0	172.2	.3	.3
Other	(1.2)	(10.1)
Total	151.8	162.1	.3	.3
Net Income	351.6	649.8	153.0	172.2
Less: Net income attributable to noncontrolling interests	.4	.6
Net Income Attributable to Deere & Company	$351.2	$649.2	$153.0	$172.2

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended October 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Net Sales and Revenues
Net sales	$25,775.2	$32,960.6
Finance and interest income	77.0	76.5	$2,557.0	$2,475.0
Other income	602.7	622.6	258.9	330.2
Total	26,454.9	33,659.7	2,815.9	2,805.2

Costs and Expenses
Cost of sales	20,145.2	24,777.8
Research and development expenses	1,425.1	1,452.0
Selling, administrative and general expenses	2,393.8	2,765.1	487.3	529.2
Interest expense	272.8	289.4	455.0	430.9
Interest compensation to Financial Services	204.8	212.1
Other operating expenses	195.0	285.4	911.7	925.6
Total	24,636.7	29,781.8	1,854.0	1,885.7

Income of Consolidated Group before Income Taxes	1,818.2	3,877.9	961.9	919.5
Provision for income taxes	509.9	1,329.6	330.2	296.9
Income of Consolidated Group	1,308.3	2,548.3	631.7	622.6

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	632.9	624.5	1.2	1.9
Other	(.3)	(9.5)
Total	632.6	615.0	1.2	1.9
Net Income	1,940.9	3,163.3	632.9	624.5
Less: Net income attributable to noncontrolling interests	.9	1.6
Net Income Attributable to Deere & Company	$1,940.0	$3,161.7	$632.9	$624.5

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of October 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	October 31	October 31	October 31	October 31
	2015	2014	2015	2014
Assets
Cash and cash equivalents	$2,900.0	$2,569.2	$1,262.2	$1,217.8
Marketable securities	47.7	700.4	389.7	514.7
Receivables from unconsolidated subsidiaries and affiliates	2,428.7	3,663.9
Trade accounts and notes receivable - net	485.2	706.0	3,553.1	3,554.4
Financing receivables - net	.9	18.5	24,808.1	27,403.7
Financing receivables securitized - net			4,834.6	4,602.3
Other receivables	849.5	848.0	152.9	659.0
Equipment on operating leases - net			4,970.4	4,015.5
Inventories	3,817.0	4,209.7
Property and equipment - net	5,126.2	5,522.5	55.3	55.3
Investments in unconsolidated subsidiaries and affiliates	4,817.6	5,106.5	10.5	10.9
Goodwill	726.0	791.2
Other intangible assets - net	63.6	64.8		4.0
Retirement benefits	211.9	263.5	25.0	32.9
Deferred income taxes	3,092.0	2,981.9	67.9	64.9
Other assets	807.3	850.6	779.1	648.2
Total Assets	$25,373.6	$28,296.7	$40,908.8	$42,783.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$464.3	$434.1	$7,962.3	$7,585.1
Short-term securitization borrowings			4,590.0	4,558.5
Payables to unconsolidated subsidiaries and affiliates	80.6	101.0	2,395.4	3,633.7
Accounts payable and accrued expenses	6,801.2	7,518.4	1,511.2	2,027.0
Deferred income taxes	86.8	87.1	466.6	344.1
Long-term borrowings	4,460.6	4,642.5	19,372.2	19,738.2
Retirement benefits and other liabilities	6,722.5	6,448.1	86.4	82.8
Total liabilities	18,616.0	19,231.2	36,384.1	37,969.4
Total Deere & Company stockholders’ equity	6,743.4	9,062.6	4,524.7	4,814.2
Noncontrolling interests	14.2	2.9
Total stockholders’ equity	6,757.6	9,065.5	4,524.7	4,814.2
Total Liabilities and Stockholders’ Equity	$25,373.6	$28,296.7	$40,908.8	$42,783.6

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2015 and 2014

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income	$1,940.9	$3,163.3	$632.9	$624.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	5.5	2.9	49.9	35.2
Provision for depreciation and amortization	791.8	795.7	688.5	574.9
Impairment charges	15.3	95.9	19.5
Undistributed earnings of unconsolidated subsidiaries and affiliates	46.6	(463.4)	(1.0)	(1.7)
Provision (credit) for deferred income taxes	(139.8)	(236.4)	121.4	(43.7)
Changes in assets and liabilities:
Trade receivables	113.4	231.5
Insurance receivables			333.4	(149.9)
Inventories	(17.0)	496.2
Accounts payable and accrued expenses	(253.8)	(277.0)	(245.4)	263.3
Accrued income taxes payable/receivable	(133.0)	330.5	(4.6)	12.1
Retirement benefits	414.3	323.0	13.2	13.9
Other	271.1	70.0	(25.7)	(7.7)
Net cash provided by operating activities	3,055.3	4,532.2	1,582.1	1,320.9

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			16,266.1	16,772.0
Proceeds from maturities and sales of marketable securities	700.1	1,000.1	160.6	22.4
Proceeds from sales of equipment on operating leases			1,049.4	1,091.5
Proceeds from sales of businesses, net of cash sold		345.8	149.2
Cost of receivables acquired (excluding trade and wholesale)			(16,327.8)	(19,015.3)
Purchases of marketable securities	(60.0)	(504.1)	(94.9)	(110.5)
Purchases of property and equipment	(688.1)	(1,045.2)	(5.9)	(3.1)
Cost of equipment on operating leases acquired			(3,043.6)	(2,684.2)
Increase in investment in Financial Services	(27.4)	(66.8)
Decrease (increase) in trade and wholesale receivables			657.0	(782.0)
Other	6.8	(98.6)	(45.1)	(47.1)
Net cash used for investing activities	(68.6)	(368.8)	(1,235.0)	(4,756.3)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	211.9	(65.8)	289.7	155.0
Change in intercompany receivables/payables	928.6	(367.5)	(928.6)	367.5
Proceeds from long-term borrowings	6.2	60.7	5,704.8	8,171.3
Payments of long-term borrowings	(214.2)	(819.1)	(4,649.0)	(4,390.0)
Proceeds from issuance of common stock	172.1	149.5
Repurchases of common stock	(2,770.7)	(2,731.1)
Capital investment from Equipment Operations			27.4	66.8
Dividends paid	(816.3)	(786.0)	(679.6)	(150.0)
Excess tax benefits from share-based compensation	18.5	30.8
Other	(45.4)	(27.7)	(26.7)	(35.9)
Net cash provided by (used for) financing activities	(2,509.3)	(4,556.2)	(262.0)	4,184.7

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(146.6)	(61.3)	(40.7)	(12.3)

Net Increase (Decrease) in Cash and Cash Equivalents	330.8	(454.1)	44.4	737.0
Cash and Cash Equivalents at Beginning of Year	2,569.2	3,023.3	1,217.8	480.8
Cash and Cash Equivalents at End of Year	$2,900.0	$2,569.2	$1,262.2	$1,217.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.